Exhibit 5.2

CALLISTER NEBEKER & MCCULLOUGH

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

ZIONS BANK BUILDING SUITE 900

10 EAST SOUTH TEMPLE

SALT LAKE CITY, UTAH 84133

TELEPHONE 801-530-7300

FAX 801-364-9127

2 August 2013

Zions Bancorporation

One South Main, 15th Floor

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as Utah counsel to Zions Bancorporation, a Utah corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-173299) of the Company filed on April 4, 2011 with the Securities and Exchange Commission (the “Commission”), as amended at the time each part of such registration statement became effective (the “Registration Statement”), the Company’s Preliminary Prospectus Supplement dated July 24, 2013 (the “Preliminary Prospectus Supplement”), and the Company’s Prospectus Supplement dated July 30, 2013 (together with the Preliminary Prospectus Supplement, the “Prospectus Supplements”), as filed with the Commission, relating to the issuance by the Company of 236,279 depositary shares (the “Depositary Shares”), each representing a 1/40th ownership interest in a share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock of the Company (the “Preferred Stock”) and collectively representing 5,906.975 shares of Preferred Stock (the “Preferred Shares”). Capitalized terms used herein without definition shall have the same meaning as used in the Underwriting Agreement (defined below).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents, including the underwriting agreement dated July 30, 2013, between the Company and Deutsche Bank Securities Inc., Goldman, Sachs & Co., and J. P. Morgan Securities LLC as representatives of the underwriters (the “Underwriting Agreement”) and the deposit agreement dated December 7, 2006, among the Company, Zions First National Bank as depositary, and the holders from time to time of the depositary receipts described therein, necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible. We have also assumed that all relevant corporate actions heretofore taken by the Company will remain in full force and effect and, after the date hereof, no such corporate action shall have been amended or rescinded and no action inconsistent or in conflict with any such corporate action shall have been taken by or on behalf of the Company.

Zions Bancorporation

2 August 2013

Based upon and in reliance on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, it is our opinion that:

1.	The Preferred Shares have been duly authorized, and when (i) validly issued and deposited by the Company with the Depositary in accordance with the terms of the Deposit Agreement, and (ii) paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable; and

2.	The Depositary Shares have been duly authorized and, when validly issued and delivered by the Company against delivery of the Preferred Shares pursuant to the Deposit Agreement (for purposes of this opinion, we have assumed that the Depositary will duly sign and issue the Depositary Receipts evidencing the Depositary Shares), will be validly issued.

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Documents.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the laws of the State of Utah, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 2, 2013 and incorporated by reference in the Registration Statement, and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplements. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH
A Professional Corporation